Exhibit 99.1
MYR Group Inc. Announces First-Quarter 2023 Results
Thornton, Colo., April 26, 2023 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and Canada, announced today its first-quarter 2023 financial results.
Highlights for First Quarter 2023
•Quarterly revenues of $811.6 million
•Quarterly net income of $23.2 million, or $1.38 per diluted share
•Quarterly EBITDA of $41.3 million
•Record backlog of $2.67 billion
Management Comments
Rick Swartz, MYR’s President and CEO, said, “We entered 2023 with positive momentum fueled by our strong financial performance in 2022 and a record-setting backlog, resulting in solid first quarter results. First quarter 2023 net income of $23.2 million was a 12.0 percent increase over the first quarter of 2022, with revenues, consolidated gross profit and EBITDA all increasing compared to the same period of 2022. Our backlog at the end of the first quarter was $2.67 billion, positioning us well for success in the coming year.” Mr. Swartz also said, “We continue expanding our strong customer relationships through alliance agreements and project work across our districts. We also see healthy bidding activity and intend to strategically capture new work to position us for future growth.”
First Quarter Results
MYR reported first-quarter 2023 revenues of $811.6 million, an increase of $175.0 million, or 27.5 percent, compared to the first quarter of 2022. Specifically, our Transmission and Distribution (“T&D”) segment reported revenues of $445.3 million for the first quarter of 2023, an increase of $80.4 million, or 22.1 percent, from the first quarter of 2022, primarily due to an increase in revenue on transmission projects, including revenues related to clean energy, and an increase in revenues on distribution projects. Our Commercial and Industrial (“C&I”) segment reported revenues of $366.3 million for the first quarter of 2023, an increase of $94.5 million, or 34.8 percent, from the first quarter of 2022, primarily due to higher revenue in certain geographical areas including revenues related to clean energy.
Consolidated gross profit in first quarter of 2023 was $84.4 million, an increase of $3.9 million or 4.9 percent, from the first quarter of 2022. The increase in gross profit was due to higher revenues, partially offset by lower margins. Gross margin was 10.4 percent for the first quarter of 2023 compared to 12.6 percent for the first quarter of 2022. The decrease in gross margin was primarily due to labor inefficiencies, some of which were caused by inclement weather and supply chain disruptions experienced on certain projects. Gross margin was also negatively impacted by an increase in cost associated with an adjustment to sales tax accruals for prior periods in one of our operating areas as well as rising costs associated with inflation. These margin decreases were partially offset by better-than-anticipated productivity on a project. Changes in estimates of gross profit on certain projects resulted in a gross margin decrease of 0.6 percent and an increase of 0.5 percent for the first quarter of 2023 and 2022, respectively.
Selling, general and administrative expenses increased to $57.0 million in the first quarter of 2023, compared to $53.6 million for the first quarter of 2022. The period-over-period increase was primarily due to an increase in employee-related expenses to support the growth in our operations and an increase in employee incentive compensation costs.
Interest expense increased to $0.6 million in the first quarter of 2023, compared to $0.5 million for the first quarter of 2022. The period-over-period increase was primarily attributable to higher interest rates, partially offset by lower average debt balances, during the first quarter of 2023 as compared to the first quarter of 2022.
Income tax expense was $3.9 million for the first quarter of 2023, with an effective tax rate of 14.4 percent, compared to income tax expense of $3.8 million for the first quarter of 2022, with an effective tax rate of 15.4 percent. The period-over-period decrease in tax rate was primarily due to a higher favorable impact from stock compensation excess tax benefits, partially offset by higher other permanent difference items.

For the first quarter of 2023, net income was $23.2 million, or $1.38 per diluted share, compared to $20.7 million, or $1.21 per diluted share, for the same period of 2022. First-quarter 2023 EBITDA, a non-GAAP financial measure, was $41.3 million, compared to $39.6 million in the first quarter of 2022.
Backlog
As of March 31, 2023, MYR's backlog was $2.67 billion, compared to $2.50 billion as of December 31, 2022. As of March 31, 2023, T&D backlog was approximately $1.28 billion, and C&I backlog was approximately $1.39 billion. Total backlog at March 31, 2023 increased $262.8 million, or 10.9 percent, from the $2.41 billion reported at March 31, 2022.
Balance Sheet
As of March 31, 2023, MYR had $363.3 million of borrowing availability under its $375 million revolving credit facility.
Non-GAAP Financial Measures
To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.
Conference Call
MYR will host a conference call to discuss its first-quarter 2023 results on Thursday, April 27, 2023 at 8:00 a.m. Mountain time. To participate via telephone and join the call live, please register in advance here: https://register.vevent.com/register/BI061fc63b89524f6b84d13ee44c89b0b9. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode. Participants may access the audio-only webcast of the conference call from the Investors page of MYR Group’s website at myrgroup.com. A replay of the webcast will be available for seven days.
About MYR Group Inc.
MYR Group is a holding company of leading, specialty electrical contractors providing services throughout the United States and Canada through two business segments: Transmission & Distribution (T&D) and Commercial & Industrial (C&I). MYR Group subsidiaries have the experience and expertise to complete electrical installations of any type and size. Through their T&D segment they provide services on electric transmission, distribution networks, substation facilities, clean energy projects and electric vehicle charging infrastructure. Their comprehensive T&D services include design, engineering, procurement, construction, upgrade, maintenance and repair services. T&D customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Through their C&I segment, they provide a broad range of services which include the design, installation, maintenance and repair of commercial and industrial wiring generally for airports, hospitals, data centers, hotels, stadiums, commercial and industrial facilities, clean energy projects, manufacturing plants, processing facilities, water/waste-water treatment facilities, mining facilities, intelligent transportation systems, roadway lighting, signalization and electric vehicle charging infrastructure. C&I customers include general contractors, commercial and industrial facility owners, government agencies and developers. For more information, visit myrgroup.com.

Forward-Looking Statements
Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement. We disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A. of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
MYR Group Inc. Contact:
Kelly M. Huntington, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com
Investor Contact:
David Gutierrez, Dresner Corporate Services, 312-780-7204, dgutierrez@dresnerco.com
Financial tables follow…

MYR GROUP INC.
Consolidated Balance Sheets
As of March 31, 2023 and December 31, 2022

(in thousands, except share and per share data)	March 31, 2023	December 31, 2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,039	$51,040
Accounts receivable, net of allowances of $2,008 and $2,073, respectively	418,762	472,543
Contract assets, net of allowances of $520 and $499, respectively	332,516	300,615
Current portion of receivable for insurance claims in excess of deductibles	9,408	9,325
Refundable income taxes	6,016	8,944
Prepaid expenses and other current assets	34,601	47,824
Total current assets	848,342	890,291
Property and equipment, net of accumulated depreciation of $356,613 and $351,753, respectively	237,835	233,175
Operating lease right-of-use assets	29,437	30,544
Goodwill	115,913	115,847
Intangible assets, net of accumulated amortization of $26,673 and $25,439, respectively	86,386	87,557
Receivable for insurance claims in excess of deductibles	34,728	34,210
Investment in joint ventures	4,153	3,697
Other assets	3,443	3,537
Total assets	$1,360,237	$1,398,858

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$5,160	$5,074
Current portion of operating lease obligations	10,010	9,711
Current portion of finance lease obligations	1,105	1,127
Accounts payable	294,310	315,323
Contract liabilities	220,754	227,055
Current portion of accrued self-insurance	25,043	28,752
Other current liabilities	68,463	79,918
Total current liabilities	624,845	666,960
Deferred income tax liabilities	45,797	45,775
Long-term debt	20,498	35,479
Accrued self-insurance	52,435	51,287
Operating lease obligations, net of current maturities	19,435	20,845
Finance lease obligations, net of current maturities	2,039	2,313
Other liabilities	17,623	15,999
Total liabilities	782,672	838,658
Commitments and contingencies
Shareholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 16,699,201 and 16,563,767 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	167	165
Additional paid-in capital	156,233	161,427
Accumulated other comprehensive loss	(6,164)	(6,300)
Retained earnings	427,329	404,908
Total shareholders’ equity	577,565	560,200
Total liabilities and shareholders’ equity	$1,360,237	$1,398,858

MYR GROUP INC.
Unaudited Consolidated Statements of Operations
Three Months Ended March 31, 2023 and 2022

	Three months ended March 31,
(in thousands, except per share data)	2023	2022
Contract revenues	$811,616	$636,624
Contract costs	727,224	556,139
Gross profit	84,392	80,485
Selling, general and administrative expenses	56,964	53,564
Amortization of intangible assets	1,226	2,767
Gain on sale of property and equipment	(1,224)	(748)
Income from operations	27,426	24,902
Other income (expense):
Interest income	321	8
Interest expense	(586)	(451)
Other expense, net	(90)	(15)
Income before provision for income taxes	27,071	24,444
Income tax expense	3,908	3,756
Net income	$23,163	$20,688
Income per common share:
—Basic	$1.39	$1.22
—Diluted	$1.38	$1.21
Weighted average number of common shares and potential common shares outstanding:
—Basic	16,618	16,916
—Diluted	16,824	17,133

MYR GROUP INC.
Unaudited Consolidated Statements of Cash Flows
Three Months Ended March 31, 2023 and 2022

	Three months ended March 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$23,163	$20,688
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization of property and equipment	12,763	11,904
Amortization of intangible assets	1,226	2,767
Stock-based compensation expense	1,982	1,624
Deferred income taxes	—	(1)
Gain on sale of property and equipment	(1,224)	(748)
Other non-cash items	62	886
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	53,819	2,902
Contract assets, net	(31,868)	(5,745)
Receivable for insurance claims in excess of deductibles	(601)	1,531
Other assets	15,921	281
Accounts payable	(19,142)	15,613
Contract liabilities	(6,312)	(4,470)
Accrued self-insurance	(2,561)	(352)
Other liabilities	(10,070)	(25,413)
Net cash flows provided by operating activities	37,158	21,467
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,539	1,027
Cash paid for acquired business, net of cash acquired	—	(110,576)
Purchases of property and equipment	(19,615)	(14,037)
Net cash flows used in investing activities	(18,076)	(123,586)
Cash flows from financing activities:
Borrowings under revolving lines of credit	9,242	78,331
Repayments under revolving lines of credit	(22,157)	(33,138)
Payment of principal obligations under equipment notes	(1,980)	—
Payment of principal obligations under finance leases	(302)	(437)
Proceeds from exercise of stock options	20	4
Payments related to tax withholding for stock-based compensation	(7,936)	(6,791)
Net cash flows provided by (used in) financing activities	(23,113)	37,969
Effect of exchange rate changes on cash	30	790
Net decrease in cash and cash equivalents	(4,001)	(63,360)
Cash and cash equivalents:
Beginning of period	51,040	82,092
End of period	$47,039	$18,732

MYR GROUP INC.
Unaudited Consolidated Selected Data,
Unaudited Performance Measure and Reconciliation of Non-GAAP Measure
For the Three and Twelve Months Ended March 31, 2023 and 2022 and
As of March 31, 2023, December 31, 2022, March 31, 2022 and March 31, 2021

	Three months ended March 31,		Last twelve months ended March 31,
(dollars in thousands, except share and per share data)	2023	2022	2023		2022
Summary Statement of Operations Data:
Contract revenues	$811,616	$636,624	$3,183,534		$2,542,427
Gross profit	$84,392	$80,485	$347,869		$328,513
Income from operations	$27,426	$24,902	$117,431		$116,051
Income before provision for income taxes	$27,071	$24,444	$116,831		$113,760
Income tax expense	$3,908	$3,756	$30,975		$27,994
Net income	$23,163	$20,688	$85,856		$85,766
Tax rate	14.4%	15.4%	26.5%		24.6%

Per Share Data:
Income per common share:
–Basic	$1.39	$1.22	$5.15	(1)	$5.08	(1)
–Diluted	$1.38	$1.21	$5.08	(1)	$5.00	(1)
Weighted average number of common shares and potential common shares outstanding:
–Basic	16,618	16,916	16,687	(2)	16,877	(2)
–Diluted	16,824	17,133	16,884	(2)	17,159	(2)

(in thousands)	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2021
Summary Balance Sheet Data:
Total assets	$1,360,237	$1,398,858	$1,205,579	$1,019,246
Total shareholders’ equity	$577,565	$560,200	$536,278	$448,464
Goodwill and intangible assets	$202,299	$203,404	$213,510	$116,860
Total funded debt (3)	$25,658	$40,553	$49,696	$29,420

(in thousands)	Last twelve months ended March 31,
	2023	2022
Financial Performance Measure (4):
Reconciliation of Non-GAAP measure:
Net income	$85,856	$85,766
Interest expense, net	3,198	1,710
Amortization of intangible assets	7,468	4,500
Tax impact of interest and amortization of intangible assets	(2,826)	(1,528)
EBIA, net of taxes (5)	$93,696	$90,448
See notes at the end of this earnings release

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended March 31, 2023 and 2022

	Three months ended March 31,		Last twelve months ended March 31,
(in thousands, except share, per share data, ratios and percentages)	2023	2022	2023	2022

Financial Performance Measures (4):
EBITDA (6)	$41,325	$39,558	$177,517	$164,475
EBITDA per Diluted Share (7)	$2.46	$2.31	$10.51	$9.59
Free Cash Flow (8)	$17,543	$7,430	$100,541	$39,938
Book Value per Period End Share (9)	$34.17	$31.16
Tangible Book Value (10)	$375,266	$322,768
Tangible Book Value per Period End Share (11)	$22.20	$18.76
Funded Debt to Equity Ratio (12)	0.04	0.09
Asset Turnover (13)			2.64	2.49
Return on Assets (14)			7.1%	8.4%
Return on Equity (15)			16.0%	19.1%
Return on Invested Capital (18)			16.7%	18.6%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income to EBITDA:
Net income	$23,163	$20,688	$85,856	$85,766
Interest expense, net	265	443	3,198	1,710
Income tax expense	3,908	3,756	30,975	27,994
Depreciation and amortization	13,989	14,671	57,488	49,005
EBITDA (6)	$41,325	$39,558	$177,517	$164,475

Reconciliation of Net Income per Diluted Share to EBITDA per Diluted Share:
Net income per share	$1.38	$1.21	$5.09	$5.00
Interest expense, net, per share	0.02	0.03	0.19	0.10
Income tax expense per share	0.23	0.22	1.83	1.63
Depreciation and amortization per share	0.83	0.85	3.40	2.86
EBITDA per Diluted Share (7)	$2.46	$2.31	$10.51	$9.59

Calculation of Free Cash Flow:
Net cash flow from operating activities	$37,158	$21,467	$183,175	$99,305
Less: cash used in purchasing property and equipment	(19,615)	(14,037)	(82,634)	(59,367)
Free Cash Flow (8)	$17,543	$7,430	$100,541	$39,938

See notes at the end of this earnings release.

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
As of March 31, 2023, 2022 and 2021

(in thousands)	March 31, 2023	March 31, 2022
Reconciliation of Book Value to Tangible Book Value:
Book value (total shareholders' equity)	$577,565	$536,278
Goodwill and intangible assets	(202,299)	(213,510)
Tangible Book Value (10)	$375,266	$322,768

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share	$34.17	$31.16
Goodwill and intangible assets per period end share	(11.97)	(12.40)
Tangible Book Value per Period End Share (11)	$22.20	$18.76

Calculation of Period End Shares:
Shares outstanding	16,699	16,995
Plus: common equivalents	206	217
Period End Shares (16)	16,905	17,212

(in thousands)	March 31, 2023	March 31, 2022	March 31, 2021
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total shareholders' equity)	$577,565	$536,278	$448,464
Plus: total funded debt	25,658	49,696	29,420
Less: cash and cash equivalents	(47,039)	(18,732)	(73,069)
Invested Capital	$556,184	$567,242	$404,815
Average Invested Capital (17)	$561,713	$486,029
See notes at the end of this earnings release.

(1)Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.
(2)Last-twelve-months weighted average basic and diluted shares were determined by adding the weighted average shares reported for the last four quarters and dividing by four.
(3)Funded debt includes outstanding borrowings under our revolving credit facility and our outstanding equipment notes.
(4)These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity, and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(5)EBIA, net of taxes is defined as net income plus net interest plus amortization of intangible assets, less the tax impact of net interest and amortization of intangible assets. The tax impact of net interest and amortization of intangible assets is computed by multiplying net interest and amortization of intangible assets by the effective tax rate. Management uses EBIA, net of taxes, to measure our results exclusive of the impact of financing and amortization of intangible assets costs.
(6)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. Certain material covenants contained within our credit agreement are based on EBITDA with certain additional adjustments, including our interest coverage ratio and leverage ratio, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it provides MYR Group Inc. and its investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes to not directly reflect the company’s core operations. Management further believes that EBITDA is useful to investors and other external users of our financial statements in evaluating the company’s operating performance and cash flow because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, useful lives placed on assets, capital structure and the method by which assets were acquired.
(7)EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(8)Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(9)Book value per period end share is calculated by dividing total shareholders’ equity at the end of the period by the period end shares outstanding.
(10)Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from shareholders’ equity. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or shareholders’ equity.
(11)Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(12)The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total shareholders’ equity at the end of the period.
(13)Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(14)Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(15)Return on equity is calculated by dividing net income for the period by total shareholders’ equity at the beginning of the period.
(16)Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common stock outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(17)Average invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total shareholders’ equity and calculating the average of the beginning and ending of each period.
(18)Return on invested capital is calculated by dividing EBIA, net of taxes, less any dividends, by average invested capital. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.